Exhibit 99.1

PRESS RELEASE

11/29/12

Carlisle to Acquire Thermax-Raydex Business

Maker of mission-critical, high-performance wire and cable will bolster Carlisle’s leadership in aerospace and industrial sectors

CHARLOTTE, NORTH CAROLINA, November 29, 2012 - Carlisle Companies Incorporated (NYSE:CSL) today announced the signing of a definitive agreement to acquire the Thermax—Raydex business, a leading global supplier of high-performance hook-up, data and coaxial wire and cable for mission-critical applications for commercial aerospace, defense and industrial customers. The Thermax-Raydex business is a unit of Belden, Inc. of St. Louis, Missouri. The transaction is structured as a purchase of the assets of Thermax and the stock of Raydex/CDT Limited, a wholly-owned subsidiary of Belden, both for a combined enterprise value of $265 million. The transaction is subject to customary closing conditions, including regulatory clearance, and is expected to close by December 31, 2012. The acquisition is expected to be accretive to Carlisle in the first year.

With annual sales of approximately $112 million, Thermax-Raydex has manufacturing facilities in Nogales, Mexico, Littleborough, UK and Fountain Valley, California.  The company is a supplier to the world’s leading aerospace, avionics and electronics companies. Thermax-Raydex designs, manufactures and sells customized, high-reliability wire and cable for transmission of data and power on aircraft and defense platforms, as well as in high-end industrial equipment. The business will operate as part of Carlisle Interconnect Technologies, a global provider of specialty wire and cable and interconnect components for commercial and military aircraft, avionics systems, in-flight entertainment and communications systems.

David A. Roberts, Carlisle’s Chairman, President and CEO, said:  “We are excited about the acquisition of Thermax-Raydex, as the company adds capabilities and technology to strengthen our interconnect products business in very attractive aerospace and industrial sectors. Thermax-Raydex expands our product, technology and service ranges to our customers. This acquisition is consistent with our focus on higher margin, highly engineered products and is an excellent fit with Carlisle.”

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances.  Actual results may differ materially from these expectations due to changes in global economic, business, competitive, market and regulatory factors.  More detailed information about these factors is contained in the Company’s filing with the Securities and Exchange Commission.  The Company undertakes no duty to update forward-looking statements.

About Carlisle Companies

Carlisle Companies Inc. is a global diversified company that designs, manufactures and markets a wide range of products that serve a broad range of niche markets including commercial roofing, energy, agriculture, lawn and garden, mining and construction equipment, aerospace and electronics, dining and food delivery, and healthcare. Through our group of decentralized operating companies led by entrepreneurial management teams we bring innovative product solutions to solve the challenges our customers face. Our employees worldwide, who generated $3.2 billion in net sales in 2011, are focused on continuously improving the value of the Carlisle brand by developing the best products, ensuring the highest quality and providing unequaled customer service in the many industries we serve. Learn more about Carlisle at www.carlisle.com.

CONTACT:                               Steven J. Ford

Vice President & Chief Financial Officer

Carlisle Companies Incorporated

(704) 501-1100

www.carlisle.com